Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . May 1, 2008

The Bank Holdings to Present at D.A. Davidson & Co. Financial Services Conference

(RENO, Nevada)  The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (which operates under the name Silverado Bank in California), Granite Exchange, Inc. and Rocky Mountain Exchange today announced that Hal Giomi, Chairman and Chief Executive Officer, and Jack Buchold, Chief Financial Officer will be presenting at the 10th Annual D.A. Davidson & Co. Financial Services Conference in Seattle, WA.

The Bank Holdings is scheduled to present on Wednesday, May 7, 2008, at 4:45 p.m. PT.  Investor’s may access a live webcast of The Bank Holding’s presentation at www.thebankholdings.com using the following instructions:

1.               Go to Investor Relations at the top of the page

2.               Select “Webcasts” on the left column of page menu items

3.               Click on “Webcast” for the D.A. Davidson & Co. 10th Annual Financial Services Conference

This presentation will be archived and available on The Bank Holdings website for a period of 90 days following the conference.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange.  The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently has contributed capital of approximately $74 million and operates five northern Nevada branches; three in Reno and one each in Incline Village and Carson City. Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville, and one branch office in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California.  For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com.  The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056